Exhibit 3.4

BANC OF CALIFORNIA, INC.

ARTICLES OF AMENDMENT

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:
The charter of the Corporation is hereby amended by deleting the existing Article 14 in its entirety and inserting new Article 14 to read as follows:

“ARTICLE 14. Amendment of the Charter. The Corporation reserves the right to amend or repeal any provision contained in the Charter in the manner prescribed by the MGCL, including any amendment altering the terms of contract rights, as expressly set forth in the Charter, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and all rights conferred upon stockholders are granted subject to this reservation.”

SECOND:
The amendment to the charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the charter of the Corporation.

THIRD:
The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Corporate Secretary as of the 9th day of June, 2017.

ATTEST:	BANC OF CALIFORNIA, INC.

/s/ John F. Madden, Jr.	By:	/s/ Douglas H. Bowers
John F. Madden, Jr.		Douglas H. Bowers
Assistant Corporate Secretary		President and Chief Executive Officer

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